Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal Year 2018 Results

Delivers Double Digit Percentage Growth in Earnings Per Share (EPS)

Fiscal 2018 Walgreens Boots Alliance highlights, year-over-year

•	Sales increased 11.3 percent to $131.5 billion

•	Operating income increased 15.4 percent to $6.4 billion; Adjusted operating income increased 3.5 percent to $7.8 billion

•	EPS increased 33.6 percent to $5.05; Adjusted EPS increased 18.0 percent to $6.02

•	Net cash provided by operating activities was $8.3 billion; Free cash flow was $6.9 billion

Fourth quarter highlights, year-over-year

•	Sales increased 10.9 percent to $33.4 billion

•	Operating income increased 35.6 percent to $1.5 billion; Adjusted operating income increased 0.1 percent to $1.9 billion

•	EPS more than doubled to $1.55; Adjusted EPS increased 13.0 percent to $1.48

Fiscal 2019 guidance

•	Company introduced guidance of 7 percent to 12 percent growth in fiscal 2019 adjusted EPS at constant currency rates

•	At current exchange rates this results in an estimated range of $6.40 to $6.70 for fiscal 2019 adjusted EPS

DEERFIELD, Ill., October 11, 2018 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended August 31, 2018.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased to have delivered double digit percentage growth in earnings per share while returning $6.8 billion to shareholders through share repurchases and dividends in fiscal 2018. The integration of the acquired Rite Aid stores is on track, and our pharmacy market share in the U.S. increased year-over-year on an annual basis. We are making progress on our partnership strategy both in the U.S. and internationally, including our most recent announcements with LabCorp, Kroger and Alibaba, which will provide additional opportunities for future growth.”

Overview of Fiscal Year Results

Fiscal 2018 net earnings attributable to Walgreens Boots Alliance increased 23.2 percent to $5.0 billion, while net earnings per share1 increased 33.6 percent to $5.05, compared with the prior year.

Adjusted net earnings attributable to Walgreens Boots Alliance2 in fiscal 2018 increased 8.8 percent to $6.0 billion, up 8.0 percent on a constant currency basis, compared with the prior year. Adjusted earnings per share increased 18.0 percent to $6.02, up 17.1 percent on a constant currency basis, compared with the prior year.

Sales increased 11.3 percent to $131.5 billion in fiscal 2018 compared with the prior year. On a constant currency basis, sales increased 10.0 percent.

Operating income in fiscal 2018 was $6.4 billion, an increase of 15.4 percent from the prior year. Adjusted operating income was $7.8 billion, an increase of 3.5 percent, and an increase of 2.9 percent on a constant currency basis.

Net cash provided by operating activities was $8.3 billion in fiscal 2018, an increase of $1.0 billion from fiscal 2017. Free cash flow was $6.9 billion, an increase of $1.0 billion from fiscal 2017.

Overview of Fourth Quarter Results

Fiscal 2018 fourth quarter net earnings attributable to Walgreens Boots Alliance increased 88.5 percent to $1.5 billion compared with the same quarter a year ago, while net earnings per share1 increased 103.9 percent to $1.55 compared with the same quarter a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 increased 4.5 percent to $1.4 billion, up 4.5 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.48, up 13.0 percent on both an actual and constant currency basis, compared with the same quarter a year ago.

Sales in the fourth quarter were $33.4 billion, an increase of 10.9 percent from the year-ago quarter, and an increase of 11.3 percent on a constant currency basis.

Operating income was $1.5 billion, an increase of 35.6 percent from the same quarter a year ago. Adjusted operating income was $1.9 billion, an increase of 0.1 percent from the same quarter a year ago, and an increase of 0.3 percent on a constant currency basis.

Net cash provided by operating activities was $2.9 billion in the fourth quarter, an increase of $866 million for the quarter. Free cash flow was $2.5 billion, an increase of $921 million versus the same quarter last year.

Company Outlook

The company today introduced guidance of 7 percent to 12 percent estimated growth in fiscal year 2019 adjusted earnings per share, at constant currency rates. The guidance assumes current exchange rates for the rest of the fiscal year and results in an adjusted EPS range of $6.40 to $6.70 for fiscal 2019. The guidance also assumes continued execution of our previously announced $10 billion share repurchase program, including the expected repurchase of approximately $3 billion worth of shares in fiscal 2019.

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had fourth quarter sales of $25.5 billion, an increase of 14.4 percent over the year-ago quarter. Sales in comparable stores increased 0.3 percent compared with the same quarter a year ago, and showed sequential improvement from the third quarter.

Pharmacy sales, which accounted for 73.6 percent of the division’s sales in the quarter, increased 16.7 percent compared with the year-ago quarter, primarily due to higher prescription volume from the acquisition of Rite Aid stores and from central specialty. Comparable pharmacy sales increased 1.3 percent, reflecting higher volume. Reimbursement pressure and generics had a negative impact on comparable pharmacy sales growth, partially offset by brand inflation. The division filled 279.8 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 11.8 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 1.3 percent compared with the same quarter a year ago, primarily due to strategic pharmacy partnerships, partially offset by Medicare Part D. The division filled a record of more than 1 billion prescriptions, adjusted to 30-day equivalents, in fiscal 2018.

The division’s retail prescription market share on a 30-day adjusted basis in the fourth quarter increased approximately 180 basis points over the year-ago quarter to 22.3 percent, as reported by IQVIA. Market share in fiscal 2018 expanded to 21.7 percent, the division’s highest ever annual share, compared with 20.2 percent in fiscal 2017.

Retail sales increased 8.3 percent in the fourth quarter compared with the year-ago period, reflecting the acquisition of Rite Aid stores. Comparable retail sales were down 1.9 percent in the quarter, with declines in the consumables and general merchandise category and in the personal care category, partially offset by growth in the health and wellness category and in the beauty category.

Gross profit increased 4.1 percent compared with the same quarter a year ago and adjusted gross profit increased 2.8 percent.

Fourth quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 3.0 percentage points compared with the year-ago quarter, primarily due to cost savings in the quarter and costs related to acquisitions in the year-ago quarter, partially offset by the higher cost mix of acquired Rite Aid stores. On an adjusted basis, SG&A as a percentage of sales decreased 1.8 percentage points in the same period, due to cost savings and sales mix, partially offset by the higher cost mix of acquired Rite Aid stores.

Operating income in the fourth quarter increased 39.4 percent from the year-ago quarter to $1.1 billion. Adjusted operating income in the fourth quarter increased 0.1 percent from the year-ago quarter to $1.4 billion.

Retail Pharmacy International:

Retail Pharmacy International had fourth quarter sales of $2.9 billion, a decrease of 1.9 percent from the year-ago quarter. Sales decreased 2.7 percent on a constant currency basis.

Comparable pharmacy sales decreased 3.4 percent on a constant currency basis, primarily due to lower prescription volume and a decline in UK pharmacy funding. Comparable retail sales decreased 0.9 percent on a constant currency basis, mainly due to Boots UK, where the beauty category declined in a challenging market, partially offset by higher sales in the health and wellness category. Excluding the UK, comparable retail sales rose 1.1 percent, with good growth in the Republic of Ireland and Thailand.

Gross profit decreased 0.1 percent compared with the same quarter a year ago. On a constant currency basis, adjusted gross profit decreased 1.1 percent.

SG&A as a percentage of sales increased by 0.1 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased by 0.7 percentage point.

Operating income in the fourth quarter increased 6.8 percent from the year-ago quarter to $234 million, while adjusted operating income decreased 0.8 percent to $259 million, down 2.3 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had fourth quarter sales of $5.6 billion, an increase of 2.3 percent from the year-ago quarter. On a constant currency basis, comparable sales increased 4.7 percent, with strong growth in emerging markets.

Operating income in the fourth quarter was $163 million, which included a gain of $49 million from the company’s equity earnings in AmerisourceBergen, compared with operating income of $96 million in the year-ago quarter, which included a loss of $8 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income increased 0.5 percent to $222 million, up 2.7 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, October 11, 2018. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, October 11, 2018 through October 18, 2018 by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 7580229.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.
[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs and initiatives, and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, whether the costs and charges associated with our store optimization program will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2017, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and

Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25 countries and employ more than 415,000 people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with its equity method investments, has more than 18,500 stores in 11 countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390 distribution centers delivering to more than 230,000 pharmacies, doctors, health centers and hospitals each year in more than 20 countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

Walgreens Boots Alliance is proud to be a force for good, leveraging many decades of experience and its international scale, to care for people and the planet through numerous social responsibility and sustainability initiatives that have an impact on the health and wellbeing of millions of people.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Brian Faith International / Nicholas Mandalas	+1 847 527 2210 +44 (0)20 7138 1136
Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2018	2017	2018	2017
Sales	$33,442	$30,149	$131,537	$118,214
Cost of sales	25,867	22,809	100,745	89,052

Gross profit	7,575	7,340	30,792	29,162
Selling, general and administrative expenses	6,113	6,218	24,569	23,740
Equity earnings in AmerisourceBergen	49	(8)	191	135

Operating income	1,511	1,114	6,414	5,557

Other income (expense)	309	11	177	(11)

Earnings before interest and income tax provision	1,820	1,125	6,591	5,546

Interest expense, net	159	193	616	693

Earnings before income tax provision	1,661	932	5,975	4,853

Income tax provision	159	126	998	760
Post tax earnings from other equity method investments	12	1	54	8

Net earnings	1,514	807	5,031	4,101

Net earnings attributable to noncontrolling interests	2	5	7	23

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,512	$802	$5,024	$4,078

Net earnings per common share:
Basic	$1.55	$0.76	$5.07	$3.80
Diluted	$1.55	$0.76	$5.05	$3.78

Dividends declared per share	$0.440	$0.400	$1.640	$1.525

Weighted average common shares outstanding:
Basic	974.6	1,055.1	991.0	1,073.5
Diluted	977.9	1,059.5	995.0	1,078.5

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$785	$3,301
Accounts receivable, net	6,573	6,528
Inventories	9,565	8,899
Other current assets	923	1,025

Total current assets	17,846	19,753

Non-current assets:
Property, plant and equipment, net	13,911	13,642
Goodwill	16,914	15,632
Intangible assets, net	11,783	10,156
Equity method investments	6,610	6,320
Other non-current assets	1,060	506

Total non-current assets	50,278	46,256

Total assets	$68,124	$66,009

Liabilities and equity
Current liabilities:
Short-term debt	$1,966	$251
Trade accounts payable	13,566	12,494
Accrued expenses and other liabilities	5,862	5,473
Income taxes	273	329

Total current liabilities	21,667	18,547

Non-current liabilities:
Long-term debt	12,431	12,684
Deferred income taxes	1,815	2,281
Other non-current liabilities	5,522	4,223

Total non-current liabilities	19,768	19,188

Total equity	26,689	28,274

Total liabilities and equity	$68,124	$66,009

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$5,031	$4,101
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,770	1,654
Gain on previously held equity interest	(337)	—
Deferred income taxes	(322)	(434)
Stock compensation expense	130	91
Equity earnings from equity method investments	(244)	(143)
Other	296	364
Changes in operating assets and liabilities:
Accounts receivable, net	(391)	(153)
Inventories	331	98
Other current assets	(22)	—
Trade accounts payable	1,323	1,690
Accrued expenses and other liabilities	281	(128)
Income taxes	694	44
Other non-current assets and liabilities	(275)	67

Net cash provided by operating activities	8,265	7,251

Cash flows from investing activities:
Additions to property, plant and equipment	(1,367)	(1,351)
Proceeds from sale leaseback transactions	—	444
Proceeds from sale of other assets	655	59
Business, investment and asset acquisitions, net of cash acquired	(4,793)	(88)
Other	4	93

Net cash used for investing activities	(5,501)	(843)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	586	33
Proceeds from debt	5,900	—
Payments of debt	(4,890)	(6,196)
Stock purchases	(5,228)	(5,220)
Proceeds related to employee stock plans	174	217
Cash dividends paid	(1,739)	(1,723)
Other	(98)	(45)

Net cash (used for) provided by financing activities	(5,295)	(12,934)

Effect of exchange rate changes on cash and cash equivalents	15	20

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(2,516)	(6,506)
Cash and cash equivalents at beginning of period	3,301	9,807

Cash and cash equivalents at end of period	$785	$3,301

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the fourth quarter of fiscal 2018 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 1.0 percent, comparable pharmacy sales on a reported currency basis decreased 2.9 percent and comparable retail sales on a reported currency basis increased 0.2 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 2.3 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended August 31,		Twelve months ended August 31,
	2018	2017	2018	2017
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,512	$802	$5,024	$4,078

Adjustments to operating income:
Acquisition-related amortization	119	85	448	332
Certain legal and regulatory accruals and settlements[1]	164	—	284	—
Acquisition-related costs	58	399	231	474
Adjustments to equity earnings in AmerisourceBergen	39	92	175	187
Store optimization	76	—	100	—
LIFO provision	(82)	(38)	84	166
Hurricane-related costs	—	—	83	—
Cost transformation	—	243	—	835
Asset recovery	—	(11)	(15)	(11)

Total adjustments to operating income	374	770	1,390	1,983

Adjustments to other income (expense):
Impairment of equity method investment	—	—	178	—
Net investment hedging (gain) loss	15	33	(21)	48
Gain on sale of equity method investment	(322)	—	(322)	—

Total adjustments to other income (expense)	(307)	33	(165)	48

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	80	29	203

Total adjustments to interest expense, net	—	80	29	203

Adjustments to income tax provision:
Equity method non-cash tax	6	(11)	25	23
UK tax rate change[2]	—	—	—	(77)
U.S. tax law changes[2]	(169)	—	(125)	—
Tax impact of adjustments[3]	31	(289)	(193)	(755)

Total adjustments to income tax provision	(132)	(300)	(293)	(809)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,447	$1,385	$5,985	$5,503

Diluted net earnings per common share (GAAP)	$1.55	$0.76	$5.05	$3.78
Adjustments to operating income	0.38	0.73	1.40	1.84
Adjustments to other income (expense)	(0.31)	0.03	(0.17)	0.04
Adjustments to interest expense, net	—	0.08	0.03	0.19
Adjustments to income tax provision	(0.14)	(0.29)	(0.29)	(0.75)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.48	$1.31	$6.02	$5.10

Weighted average common shares outstanding, diluted (in millions)	977.9	1,059.5	995.0	1,078.5

[1]

Beginning in the quarter ended August 31, 2018, management reviewed and refined its practice to include all charges related to the matters included in certain legal and regulatory accruals and settlements. In order to present non-GAAP measures on a consistent basis for fiscal year 2018, the company included adjustments in the quarter ended August 31, 2018 of $14 million, $50 million and $5 million which were previously accrued in the company’s financial statements for the quarters ended November 30, 2017, February 28, 2018, and May 31, 2018, respectively. These additional adjustments impact the comparability of such results to the results reported in prior and future quarters.

[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.

GROSS PROFIT BY DIVISION

	Three months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,860	$1,225	$491	$(1)	$7,575
Acquisition-related amortization	(3)	—	—	—	(3)
LIFO provision	(82)	—	—	—	(82)

Adjusted gross profit (Non-GAAP measure)	$5,775	$1,225	$491	$(1)	$7,490

Sales	$25,508	$2,886	$5,568	$(520)	$33,442
Gross margin (GAAP)	23.0%	42.4%	8.8%		22.7%
Adjusted gross margin (Non-GAAP measure)	22.6%	42.4%	8.8%		22.4%

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,628	$1,226	$487	$(1)	$7,340
LIFO provision	(38)	—	—	—	(38)
Cost transformation	28	—	—	—	28

Adjusted gross profit (Non-GAAP measure)	$5,618	$1,226	$487	$(1)	$7,330

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Gross margin (GAAP)	25.2%	41.7%	8.9%		24.3%
Adjusted gross margin (Non-GAAP measure)	25.2%	41.7%	8.9%		24.3%

	Twelve months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$23,758	$4,958	$2,081	$(5)	$30,792
Acquisition-related amortization	11	—	—	—	11
LIFO provision	84	—	—	—	84
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$23,896	$4,958	$2,081	$(5)	$30,930

Sales	$98,392	$12,281	$23,006	$(2,142)	$131,537
Gross margin (GAAP)	24.1%	40.4%	9.0%		23.4%
Adjusted gross margin (Non-GAAP measure)	24.3%	40.4%	9.0%		23.5%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$22,450	$4,753	$1,965	$(6)	$29,162
LIFO provision	166	—	—	—	166
Cost transformation	89	—	—	—	89

Adjusted gross profit (Non-GAAP measure)	$22,705	$4,753	$1,965	$(6)	$29,417

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Gross margin (GAAP)	25.7%	40.2%	9.3%		24.7%
Adjusted gross margin (Non-GAAP measure)	26.0%	40.2%	9.3%		24.9%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,745	$991	$377	$—	$6,113
Acquisition-related amortization	(77)	(25)	(20)	—	(122)
Certain legal and regulatory accruals and settlements[1]	(164)	—	—	—	(164)
Acquisition-related costs	(58)	—	—	—	(58)
Store optimization	(76)	—	—	—	(76)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,370	$966	$357	$—	$5,693

Sales	$25,508	$2,886	$5,568	$(520)	$33,442
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	34.3%	6.8%		18.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.1%	33.5%	6.4%		17.0%

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,828	$1,007	$383	$—	$6,218
Acquisition-related amortization	(39)	(26)	(20)	—	(85)
Acquisition-related costs	(399)	—	—	—	(399)
Cost transformation	(186)	(16)	(13)	—	(215)
Asset recovery	11	—	—	—	11

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,215	$965	$350	$—	$5,530

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Selling, general and administrative expenses percent to sales (GAAP)	21.6%	34.2%	7.0%		20.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.9%	32.8%	6.4%		18.3%

	Twelve months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$18,862	$4,116	$1,596	$(5)	$24,569
Acquisition-related amortization	(249)	(105)	(83)	—	(437)
Certain legal and regulatory accruals and settlements[1]	(284)	—	—	—	(284)
Acquisition-related costs	(231)	—	—	—	(231)
Store optimization	(100)	—	—	—	(100)
Hurricane-related costs	(40)	—	—	—	(40)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$17,973	$4,011	$1,513	$(5)	$23,492

Sales	$98,392	$12,281	$23,006	$(2,142)	$131,537
Selling, general and administrative expenses percent to sales (GAAP)	19.2%	33.5%	6.9%		18.7%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.3%	32.7%	6.6%		17.9%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$18,255	$4,012	$1,479	$(6)	$23,740
Acquisition-related amortization	(152)	(101)	(79)	—	(332)
Acquisition-related costs	(474)	—	—	—	(474)
Cost transformation	(642)	(67)	(37)	—	(746)
Asset recovery	11	—	—	—	11

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$16,998	$3,844	$1,363	$(6)	$22,199

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Selling, general and administrative expenses percent to sales (GAAP)	20.9%	34.0%	7.0%		20.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.5%	32.5%	6.4%		18.8%

[1]	Please see Note 1 on page 10.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended August 31,		Twelve months ended August 31,
	2018	2017	2018	2017
Equity earnings in AmerisourceBergen (GAAP)	$49	$(8)	$191	$135
Litigation settlements and other	14	67	199	73
Acquisition-related amortization	32	30	119	110
Loss on previously held equity interest	—	—	11	—
Asset impairment	—	—	8	—
Early debt extinguishment	(7)	—	(2)	—
PharMEDium remediation costs	3	—	7	—
Change in fair market value of AmerisourceBergen warrants	—	—	—	30
LIFO provision	(3)	(5)	(15)	(26)
U.S. tax law changes	—	—	(152)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$88	$84	$366	$322

OPERATING INCOME BY DIVISION

	Three months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,115	$234	$163	$(1)	$1,511
Acquisition-related amortization	74	25	20	—	119
Certain legal and regulatory accruals and settlements[2]	164	—	—	—	164
Acquisition-related costs	58	—	—	—	58
Adjustments to equity earnings in AmerisourceBergen	—	—	39	—	39
Store optimization	76	—	—	—	76
LIFO provision	(82)	—	—	—	(82)

Adjusted operating income (Non-GAAP measure)	$1,405	$259	$222	$(1)	$1,885

Sales	$25,508	$2,886	$5,568	$(520)	$33,442
Operating margin (GAAP)[3]	4.4%	8.1%	2.0%		4.4%
Adjusted operating margin (Non-GAAP measure)[3]	5.5%	9.0%	2.4%		5.4%

	Three months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$800	$219	$96	$(1)	$1,114
Acquisition-related amortization	39	26	20	—	85
Acquisition-related costs	399	—	—	—	399
Adjustments to equity earnings in AmerisourceBergen	—	—	92	—	92
LIFO provision	(38)	—	—	—	(38)
Cost transformation	214	16	13	—	243
Asset recovery	(11)	—	—	—	(11)

Adjusted operating income (Non-GAAP measure)	$1,403	$261	$221	$(1)	$1,884

Sales	$22,301	$2,941	$5,445	$(538)	$30,149
Operating margin (GAAP)[3]	3.6%	7.4%	1.9%		3.7%
Adjusted operating margin (Non-GAAP measure)[3]	6.3%	8.9%	2.5%		6.0%

	Twelve months ended August 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$4,896	$842	$676	$—	$6,414
Acquisition-related amortization	260	105	83	—	448
Certain legal and regulatory accruals and settlements[2]	284	—	—	—	284
Acquisition-related costs	231	—	—	—	231
Adjustments to equity earnings in AmerisourceBergen	—	—	175	—	175
Store optimization	100	—	—	—	100
LIFO provision	84	—	—	—	84
Hurricane-related costs	83	—	—	—	83
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)	$5,923	$947	$934	$—	$7,804

Sales	$98,392	$12,281	$23,006	$(2,142)	$131,537
Operating margin (GAAP)[3]	5.0%	6.9%	2.1%		4.7%
Adjusted operating margin (Non-GAAP measure)[3]	6.0%	7.7%	2.5%		5.7%

	Twelve months ended August 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$4,195	$741	$621	$—	$5,557
Acquisition-related amortization	152	101	79	—	332
Acquisition-related costs	474	—	—	—	474
Adjustments to equity earnings in AmerisourceBergen	—	—	187	—	187
LIFO provision	166	—	—	—	166
Cost transformation	731	67	37	—	835
Asset recovery	(11)	—	—	—	(11)

Adjusted operating income (Non-GAAP measure)	$5,707	$909	$924	$—	$7,540

Sales	$87,302	$11,813	$21,188	$(2,089)	$118,214
Operating margin (GAAP)[3]	4.8%	6.3%	2.3%		4.6%
Adjusted operating margin (Non-GAAP measure)[3]	6.5%	7.7%	2.8%		6.1%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month periods ended August 31, 2018 includes AmerisourceBergen equity earnings for the periods of April 1, 2018 through June 30, 2018 and July 1, 2017 through June 30, 2018, respectively. Operating income for the three and twelve month periods ended August 31, 2017 includes AmerisourceBergen equity earnings for the period of April 1, 2017 through June 30, 2017 and July 1, 2016 through June 30, 2017, respectively.

[2]	Please see Note 1 on page 10.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

ADJUSTED EFFECTIVE TAX RATE

	Three months ended August 31, 2018			Three months ended August 31, 2017
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$1,661	$159	9.6%	$932	$126	13.5%
Impact of non-GAAP adjustments	67	(20)		883	436
U.S. tax law changes	—	169		—	—
Equity method non-cash tax	—	(6)		—	11
Adjusted tax rate true-up	—	(11)		—	(147)

Subtotal	$1,728	$291		$1,815	$426
Exclude adjusted equity earnings in AmerisourceBergen	(88)	—		(84)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,640	$291	17.7%	$1,731	$426	24.6%

	Twelve months ended August 31, 2018			Twelve months ended August 31, 2017
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$5,975	$998	16.7%	$4,853	$760	15.7%
Impact of non-GAAP adjustments	1,254	193		2,234	755
U.S. tax law changes	—	125		—	—
Equity method non-cash	—	(25)		—	(23)
U.K. tax rate change	—	—		—	77

Subtotal	$7,229	$1,291		$7,087	$1,569
Exclude adjusted equity earnings in AmerisourceBergen	(366)	—		(322)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$6,863	$1,291	18.8%	$6,765	$1,569	23.2%

FREE CASH FLOW

	Three months ended August 31,		Twelve months ended August 31,
	2018	2017	2018	2017
Net cash provided by operating activities (GAAP)	$2,880	$2,014	$8,265	$7,251
Less: Additions to property, plant and equipment	(384)	(439)	(1,367)	(1,351)

Free cash flow (Non-GAAP measure)[1]	$2,496	$1,575	$6,898	$5,900

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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